Consent of Independent Registered Public Accounting Firm

To the Unitholders and Board of Trustees of

The Cushing MLP Infrastructure Fund I

We consent to the use of our reports dated January 27, 2017, incorporated herein by reference, for The Cushing MLP Infrastructure Fund I and The Cushing MLP Infrastructure Master Fund, and also to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Representations and Warranties” and “Appendix B – Predecessor Fund’s Financial Highlights” in the Form N-14 Registration Statement for Cushing Mutual Funds Trust.

/s/ KPMG LLP

Dallas, Texas

October 30, 2017